EXHIBIT 11

Statement re computation of per share earnings

Mentor Capital, Inc. and Subsidiaries

Computation of Earnings Per Share

	Three Months Ended
	September 30,	September 30,
	2014	2013
Net loss attributable to controlling interest	$ (186,066)	$ (57,747)

Basic weighted average shares outstanding	14,492,602	6,650,277
Diluted weighted average shares outstanding	14,492,602	6,650,277

Basic net income per share	$ (0.013)	$ (0.009)
Diluted net income per share	$ (0.013)	$ (0.009)

	Nine Months Ended
	September 30,	September 30,
	2014	2013
Net loss attributable to controlling interest	$ (11,268)	$ (181,183)

Basic weighted average shares outstanding	12,539,342	5,504,325
Diluted weighted average shares outstanding	12,539,342	5,504,325

Basic net income per share	$ (0.001)	$ (0.033)
Diluted net income per share	$ (0.001)	$ (0.033)

	Year Ended December 31,
	2014	2013
Net loss	$ (258,784)	$ (236,711)

Basic weighted average shares outstanding	5,741,161	3,326,285
Diluted weighted average shares outstanding	5,741,161	3,326,285

Basic net income per share	$ (0.045)	$ (0.071)
Diluted net income per share	$ (0.045)	$ (0.071)